                         NU HORIZONS ELECTRONICS CORP.
                                  EXHIBIT 11

                   COMPUTATION OF EARNINGS PER COMMON SHARE
                   ----------------------------------------
                                  (Unaudited)

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
                                        FOR THE THREE MONTHS ENDED                        FOR THE NINE MONTHS
                                                                                                 ENDED
                                 ---------------------------------------     -------------------------------------------
                                      NOVEMBER              NOVEMBER               NOVEMBER                NOVEMBER
                                      30, 1998              30, 1997                30, 1998                30, 1997
                                 -----------------     -----------------     -------------------     -------------------
BASIC EARNINGS:
---------------

Net Income                             $ 1,287,843           $ 1,305,385             $ 3,640,018             $ 3,879,187
                                 =================     =================     ===================     ===================

Weighted average number of
common shares outstanding                8,753,076             8,753,076               8,753,076               8,753,076
                                 =================     =================     ===================     ===================

BASIC EARNINGS PER COMMON SHARE        $       .15           $       .15             $       .42             $       .44
                                       ===========           ===========             ===========             ===========


DILUTED EARNINGS:
-----------------

Net Income                             $ 1,287,843           $ 1,305,385             $ 3,640,018             $ 3,879,187
Net (after tax) interest expense
related to convertible debt                 85,000                85,000                 255,000                 255,000
                                 -----------------     -----------------     -------------------     -------------------
Net income as adjusted                 $ 1,372,843           $ 1,390,385             $ 3,895,018             $ 4,134,187
                                 =================     =================     ===================     ===================

SHARES:
-------

Weighted average number of
common shares outstanding                8,753,076             8,753,076               8,753,076               8,753,076

Stock options                            1,734,450             1,341,950               1,734,450               1,341,950

Assuming conversion of
convertible debt                           784,333               784,333                 784,333                 784,333
                                 -----------------     -----------------     -------------------     -------------------

Weighted average number of
common shares outstanding as
adjusted                                11,271,859            10,879,359              11,271,859              10,879,359
                                 =================     =================     ===================     ===================

DILUTED EARNINGS PER
COMMON SHARE
SHARE                                  $       .12           $       .13             $       .35             $       .38
                                       ===========           ===========             ===========             ===========
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